EXHIBIT 10.2

                    [PRIDE INTERNATIONAL, INC. LETTERHEAD]

                                                                    June 3, 1999

VIA FAX (303-382-1275)

First Reserve Fund VIII, Limited Partnership
c/o First Reserve Corp.
1801 California Street
Denver, Colorado 80202

Attention: Thomas R. Denison

Gentlemen:

            This letter sets forth certain agreements relating to the Closing of the transactions provided for in the Securities Purchase Agreement between us dated as of May 5, 1999 (the "Purchase Agreement"). Capitalized terms used herein that are not otherwise defined shall have the respective meanings given them in the Purchase Agreement.

      1. The Closing of the transactions provided for in the Purchase Agreement, other than those subject to the Exchangeable Stock Condition, shall take place on June 17, 1999 (the "First Closing"). At the First Closing, the Company will deliver to the Purchaser a certificate or certificates evidencing 4,681,146 shares of Common Stock of the Company in consideration of the payment by the Purchaser of $25.0 million in cash and Debentures having an aggregate principal amount at maturity of $77,082,000 (the "First Closing Purchase Price"). Except for the transactions governed by the Exchangeable Stock Condition and the fulfillment of that condition, the First Closing shall be in accordance with and subject to the provisions of Section 2.2 and Articles VI and VII of the Purchase Agreement.

      2. The Closing of the transactions subject to the Exchangeable Stock Condition (the "Second Closing") shall take place on the tenth business day (or such later date as the parties shall mutually agree) following the date on which the Company gives the Purchaser written notice whether clause (i) of the Exchangeable Stock Condition has been fulfilled. Such notice shall be delivered to the Purchaser not later than the close of business (Houston time) on July 1, 1999. At the Second Closing, if the Exchangeable Stock Condition shall have been fulfilled in its entirety, the Company will deliver to the Purchaser certificates evidencing the shares of Exchangeable Stock in consideration of a payment by Purchaser of $25.0 million in cash. If the Exchangeable Stock Condition shall not have been fulfilled in its entirety, at the Second Closing the Company will deliver to the Purchaser certificates evidencing 2,094,241 shares of Common Stock of the Company in consideration of a payment by Purchaser of $25.0 million in cash. The Second Closing shall otherwise be governed by the terms and provisions of Section 2.2 and Articles VI and VII of the Purchase Agreement, except to the extent required to reflect the occurrence of the First Closing,

First Reserve Fund VIII, Limited Partnership
June 3, 1999
Page 2


including without limitation the payment of the First Closing Purchase Price and the delivery of the related shares of Common Stock. For purposes of Article X of the Purchase Agreement, the Closing Date shall be deemed to be the date of the Second Closing.

            Except as expressly modified hereby, the Purchase Agreement is hereby ratified. This letter may be excluded in counterparts, which together constitute a single agreement. This letter may be delivered by delivery of facsimile signature pages.

            If the foregoing is in accordance with the agreements and understandings between us, please so indicate by returning a signed counterpart of this letter.

                                    Very truly yours,

                                    PRIDE INTERNATIONAL, INC.


                                    By:/s/PAUL A. BRAGG
                                          Paul A. Bragg
                                          President and Chief Executive Officer

AGREED TO AND ACCEPTED
AS OF THIS 4TH DAY OF JUNE 1999:

FIRST RESERVE FUND VIII, LIMITED PARTNERSHIP

By:   First Reserve GP VIII, L.P.
      its General Partner

By:   First Reserve Corporation
      its General Partner

By:/s/THOMAS R. DENISON
      Thomas R. Denison
      Managing Director